Exhibit 99.1

News Release

Rockwell Collins announces financial guidance for fiscal year 2013

•	Fiscal year 2013 revenue between $4.6 billion and $4.7 billion
•	Fiscal year 2013 earnings per share between $4.30 and $4.50
•	Guidance incorporates the impact of sequestration

CEDAR RAPIDS, Iowa (September 21, 2012) – Rockwell Collins, Inc. (NYSE: COL) today announced its fiscal year 2013 guidance of revenue between $4.6 billion and $4.7 billion, earnings per share in the range of $4.30 to $4.50, and cash flow from operations of $500 million to $600 million. Total segment operating margins are expected to be in the range of 21.0% to 22.0%. The Budget Control Act of 2011 requires reductions (sequestration) to U.S. defense spending beginning on January 2, 2013, the impact of which has been incorporated in the guidance ranges provided above.

“The potential sequestration impacts on the U.S. defense budgets have created unprecedented uncertainty for all businesses that support the Department of Defense. Given the legal requirements set forth in the Budget Control Act of 2011 and the challenges facing the U.S. Congress for the balance of this year, it is more than reasonable to assume sequestration impacts will occur and we have incorporated what we believe them to be in our fiscal year 2013 guidance” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones. “As we have done in the past, our company will take swift and appropriate actions to size our infrastructure to reduce costs and enhance our ability to deliver long-term growth and shareowner value. These actions include a restructuring charge in the fourth quarter of fiscal year 2012 to position us for improved performance in 2013 and beyond."

Jones went on to state, "Despite this extraordinary headwind, Rockwell Collins should once again demonstrate its ability to maintain strong segment operating margins and, with the benefits of share repurchases, maintain earnings per share in the same range as fiscal year 2012. As I look beyond 2013, I expect government programs transitioning from development into production along with the strong air transport OEM backlog, the launch of new air transport and business aircraft, and our continued focus on shareowner value creation to drive results more in line with our long-term growth targets.”

Details related to the projected performance of the company’s Commercial and Government Systems businesses for fiscal year 2013 are as follows:

Commercial Systems

Commercial Systems provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide. Commercial Systems fiscal year 2013 revenue is expected to increase by about 7 percent when compared with 2012.

Original Equipment
Sales to aircraft Original Equipment Manufacturers (OEMs) are expected to increase by high single digits across both the air transport, and business and regional markets. Sales to air transport aircraft OEMs should benefit from both the Boeing 787 production rate increase as well as the planned production rate increases of Boeing and Airbus legacy aircraft. Business and regional jets OEM sales should improve due to modest production rate increases across most OEM customers.

Aftermarket
Aftermarket sales for 2013 are expected to increase by low double-digits. The sales increase is expected to be driven by initial revenue from airspace mandates, including TCAS 7.1 and Link 2000+, as both airlines and business jet owners incorporate these retrofits onto their aircraft. Additionally, we expect growth from business jet cockpit upgrades, air transport spares for 787 and higher service and support revenue across both markets.

Sales of wide-body in-flight entertainment products and services are expected to decrease by about 15%, or approximately $15 million, due to the company’s decision in 2005 to cease investing in this product area.

Government Systems

Government Systems provides avionics, communication and navigation products, and surface solutions to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Government Systems fiscal year 2013 revenue is expected to decrease by approximately 10 percent, with about half of the year over year decline resulting from the impact of sequestration. The remaining decline is primarily driven by a $100 million reduction to revenue from certain programs completing the development phase and expected to begin full scale production beyond 2013. In addition to the program transitions, we expect increased deliveries of the Joint Tactical Radio System Manpack radios, Firestorm targeting systems and higher tanker sales to be mostly offset by lower product deliveries of our Defense Advanced GPS Receiver and satellite communication terminals, the delay in the Eurofighter Tranche III and the lingering impact of programs and product lines terminated in 2012.

Expense and Cash Flow Assumptions

Other assumptions integral to the company’s projected financial guidance for fiscal year 2013 are as follows:

•
Combined segment operating margins are expected to be in the range of 21.0% to 22.0%. Government Systems operating margins should sustain at about 21 percent, while Commercial Systems operating margins are anticipated to expand approximately 200 basis points.

•
2013 operating margins will benefit from a planned restructuring and asset impairment charge, which could be up to $0.30 cents per share, expected to be recorded in the fourth quarter of 2012. Approximately 2/3 of the anticipated charge relates to headcount reductions and facility optimization actions to reduce costs in 2013 and beyond, while the balance of the charge relates to the write-off of impaired accounts receivable, including certain balances associated with the Hawker Beechcraft bankruptcy.

•
Total research and development (R&D) investment is expected to increase about 5% to approximately $1.0 billion, or 22% of sales, when compared with 2012. Company-funded R&D expenditures are expected to remain relatively flat to 2012.

•	The company’s effective income tax rate is expected to be about 32% and excludes any benefit from the Federal Research & Development Tax Credit.

•	Employee incentive compensation costs will increase by $25 million compared with 2012.

•	Cash flow from operations is projected to be in the range of $500 million to $600 million and includes:

•	A $110 million contribution to the company’s qualified defined benefit pension plan.

•
A $210 million net increase in pre-production engineering costs as the company continues to fund development projects on which customers have provided contractual guarantees for reimbursement. The increased funding, when compared with 2012, is primarily driven by certain large Commercial Systems programs for which we have yet to be selected.

•	Capital expenditures are projected to total about $140 million for fiscal year 2013.

The following table is a complete summary of the company's financial guidance for fiscal year 2013:

•	Total sales	$4.6 Bil. to $4.7 Bil.
•	Total segment operating margins	21.0% to 22.0%
•	Earnings per share from continuing operations	$4.30 to $4.50
•	Cash flow from operations	$500 Mil. to $600 Mil.
•	Total research & development investment*	About $1.0 Bil.

*Total research and development investments consist of company and customer funded research and development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 that are set to be implemented in January of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers, including our collective bargaining agreements set to expire in May of 2013; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com